EXHIBIT 99.0

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Habersham Bancorp:

We have audited the consolidated balance sheet of Habersham Bancorp and subsidiaries (the “Company”) as of December 31, 2003 and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 2003 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Atlanta, Georgia
January 23, 2004